Exhibit 99

News

Contact: L-3 Communications
                 Corporate Communications
                 212-697-1111

For Immediate Release

L-3 Announces a New $1 Billion Share Repurchase Program

NEW YORK, November 24, 2008– L-3 Communications Holdings, Inc. (NYSE: LLL) announced today that its board of directors has authorized a new share repurchase program. This allows the company to repurchase up to $1 billion of the company’s common stock over the next two years and is effective immediately. This new share repurchase authorization represents L-3’s third authorization.

“We are very pleased to continue our commitment to delivering value to our shareholders through this new repurchase authorization. Returning cash to our shareholders is a key element of our disciplined capital deployment strategy,” said Michael T. Strianese, chairman, president and chief executive officer. “This new authorization underscores our confidence in L-3’s strong fundamental business position, our growth and earnings prospects and our ability to continue to generate strong cash flows for 2009 and beyond.”

Repurchases under the program will be made from time to time at management’s discretion in accordance with applicable federal securities laws. The timing of repurchases and the exact number of shares of common stock to be purchased will depend upon market conditions and other factors. The program will be funded using the company’s cash on hand and cash generated from operations. The program may be extended, suspended or discontinued at any time without prior notice.

Headquartered in New York City, L-3 Communications employs over 64,000 people worldwide and is a prime contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, subsystems and systems. The company reported 2007 sales of $14 billion.

To learn more about L-3, please visit the company’s Web site at www.L-3com.com. L-3 uses its Web site as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s Web site and is readily accessible.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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